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                                                                   EXHIBIT 10.32


                    THIS CONTRACT IS SUBJECT TO ARBITRATION
                  UNDER THE TEXAS GENERAL ARBITRATION STATUTE


                                POWER OF ATTORNEY
                           AND CONTINGENT FEE CONTRACT

         This agreement is made between Client (s), JAGNOTES.COM, INC., JAG MEDIA HOLDINGS, INC., formerly known as JAGNOTES.COM, INC., a Nevada Corporation doing business in the state of New York and the state of Florida (including its current, former or successor directors in their official capacity for Jagnotes.Com, Inc. and Jag Media Holdings, Inc., GARY VALINOTI, and any other subsidiary, predecessor or successor in interest to JagNotes.Com, Inc., referred to as "Client" whether one or more and the LAW FIRM OF O'QUINN, LAMINACK & PIRTLE, hereinafter referred to as "Attorneys."

         In consideration of the mutual promises herein contained, the parties hereto agree as follows:

                          I. PURPOSE OF REPRESENTATION

         1.01 The Client believes that it has legal claims and/or causes of action to recover damages and compensation and/or shares of stock it issued or that were issued on behalf of Clients pertaining to stock and related transactions as well as other instruments of value against various brokerages and market-makers trading clients' stock and other potential defendants that attorneys choose to add as additional defendants as additional investigation and discovery completed.

         Client hereby retains and employs Attorneys to sue for and recover all damages and compensation and/or return of stock to which Client may be entitled as a result of the legal claims and causes of action in question. The words "sue for and recover" shall mean either a lawsuit filed by Attorneys on behalf of client against the Defendants and/or a counterclaim filed by Attorneys on behalf of Client in a lawsuit first begun by any of the Defendants against Client.

         1.02 It is specifically agreed and understood that Attorneys' duties and obligations under this Contract are limited to the specific Client named above and that Attorneys are not representing under this Contract or expected to represent any other person or entity not named above as the Client. It is further expressly agreed and understood that Attorneys' obligations are limited to representing Client in the specific matters described in Paragraphs 1.01, and
1.03 and Client does not expect Attorneys to do anything else. Nonetheless, Client expressly agrees that Attorneys can represent other persons or entities, such as shareholders of Client, who are not named herein as a client in the same lawsuit in which Attorneys are representing Client or in other lawsuits that are similar to the lawsuit in which Attorneys are representing the Client.


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         1.03 As part of this Contract, Attorneys will represent Client with respect to any "compulsory counterclaim" filed by any of the Defendants described in Paragraph 1.01 if such compulsory counterclaim arises out of the transaction or occurence that is the subject matter of Client's lawsuit aginst that Defendant. Further, should a Defendant described in Paragraph 1.01 above file a lawsuit against Client that arises out of the transaction or occurence that is the basis of Client's legal claims and causes of action and if the matters being asserted in that lawsuit would be a compulsory counterclaim if they were asserted against the Client in a lawsuit filed on behalf of the Client, then Attorneys will represent the Cllient under this Contract. On the other hand, if a counterclaim or lawsuit is filed against the Client that is not covered by any prior sentence of this paragraph, Attorneys are not required to represent Client under this Contract in such a lawsuit or counterclaim. The same would be true as to any cross-claim or third party action filed against an officer or director of Client; Attorneys are not obligated to represent such officer or director of Client by virtue of this Contract. It is further expressly agreed that if any compulsory counterclaim or lawsuit is filed by Defendant which Attorneys would handle as part of the work they are doing under this Contract, it is within the purview of the duty to defend by any insurance policy, then Client or the officer or director of Client in question would not only immediately notify Attorneys but would also immediately notify the insurance company that issued the insurance policy and Cllient agrees to use its best efforts to have Attorneys hired by any officer, director or "in-house" type counsel of Client who is sued to use his or her best efforts to accomplish the same goal. It is important to Attorneys' efforts to represent Client that Attorneys be in charge of the representation of Client and any of its officers or directors who are sued regarding any of the matters that are subject matter of Client's legal claims and causes of action in question so that there is a common theme and strategy and overall conduct of the litigation. Furthermore, if any lawsuit or counterclaim or cross-action is filed against Client or an officer or director of Client by any Defendant described in Paragraph 1.01 that is not a matter to be handled by Attorneys under this Contract as previously decribed, it may or may not be important to Attorneys' efforts to represent Client under this Contract. Client agrees to use its best efforts to have O'Quinn, Laminack & Pirtle immediately informed of such legal action and a copy of such legal action to be immediately delivered to Attorneys. Client further agrees to use its best efforts to immediately notify any insurance company that may have issued an insurance policy that may provide a duty to defend any such legal action filed against an officer or director of Client. If Client and Attorneys mutually agree that it is in the best interest of both of them for Atorneys to handle on behalf of Client and/or officer or director of Client any such legal action, then Client agrees to use its best efforts to cause said insurance company to handle any such legal action and to use its best efforts to have any officer or director of Client who is subjected to any such legal action to use his or her best efforts to cause the insurance company to hire and use Attorneys to represent them with regard to such legal action. If Client or director or officer of Client wishes for Attorneys to represent it or said officer or director of Client must execute a new, seperate Contract hiring Attorneys pertaining to such representation. Client further agrees that any Attorneys' fees paid by the insurance company to Attorneys regarding the matters dicussed in this paragraph, such fees shall belong to Attorneys and will not be used as a credit or reduction of the Attorneys' fees that Attorneys are entitled to under this Contract.


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                               II. ATTORNEYS' FEES

         2. In consideration of the services rendered and to be rendered to Client by Attorney, Client does hereby assign, grant and convey to Attorney the following present undivided interests in all Client's legal claims and causes of action in question for and as a reasonable fee for Attorney's services and said contingent attorneys' fee will be figured on the total net recovery or settlement:

         40% of any settlement or net recovery (including the value of any non-monetary recovery) made before or after the suit is filed thereon; or of any settlement or recovery made after a notice of appeal has been given or an appeal bond has been filed.

A net recovery is the amount remaining of the settlement or recovery after deducting any charges or expenses of litigation incurred by Attorneys.

         2.02 Client agrees that Attorneys are to be repaid and reimbursed out of Client's recovery for all Court costs and expenses of litigation Attorney has paid and incurred. Client agrees that Attorney may borrow funds from a commercial bank to finance or pay such Court costs and litigation expenses and the reasonable interest charged by the bank on such borrowed funds will be added to the Court costs and litigation expenses to be deducted from the settlement or recovery. The attorney fees will be figured on the total recovery or settlement after deducting the Court costs and litigation expenses reimbursed to Attorneys ("net recovery or settlement" as used above). If Attorneys do not obtain for client a settlement or recovery, then the Client will not pay any fees or expenses.


         The parties anticipate that this engagement will involve multiple parties and defendants and perhaps multiple lawsuits. In the event that this case is resolved at different times with different defendants for various dollar amounts, Client and Attorneys agree that for the first three (3) defendants that settle, no more than five percent (5%) of the gross settlement of each of the first three settling parties will be deducted toward the reduction of the total expenses incurred to date in determining the net recovery. After settlements with the first three settling parties have made settlements, deduction of all expenses remaining from the first settlements and any and all additional expenses shall be done in accordance with the deduction of expenses for determination of "Net Recoveries" as set forth in Paragraph 2.01. Client and Attorneys agree that at any time upon reasonable notice Client may review expenses incurred by Attorneys.

         2.03 The "Total Value of Any Recovery or Settlement" also includes the value any business deal or transaction entered into by Client herein with one or more Defendants and/or their successors heirs or assigns. If any such business deal or transaction occurs, the parties shall mutually agree on the value of such business deal or transaction to be used to calculate the fees to be paid Attorneys and filling such an agreement, the value of such business deal or transaction will be determined by arbitration pursuant to Paragraph X.


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         2.04 In the event that Attorneys and Client cannot agree on the value of any item or thing that Attorneys believe should be included in the Total Recovery of Settlement, the value will be resolved by arbitration pursuant to Paragraph X.

         2.05 If Client makes any agreement or takes any action which either releases the claims of Client or the causes of action in question or prejudices their value or prejudices Attorneys' rights or ability to prosecute them and to earn the fees above described, then Attorneys shall have the option to withdraw from this case without prejudice to Attorneys right to receive fees and expenses to which Attorneys are entitled to pursuant to this Agreement. In the event of such withdraw, Attorneys shall have the option of a) charging and being paid a fee calculated pursuant to this Agreement based on the value of tany tranascation between Client and any Defendant during the subsequent 8 years; or,
b) charging and being paid a fee calculated pursuant to this Agreement based on a fair valuation of what Attorneys would probably have otherwise recovered for Clients, such as valuation to be set by mutual agreement or, failing that, by arbitration pursuant to Paragraph X.

         2.06 In consideration of the Attorneys' fee charged by Attorneys in Paragraph 2.01 and agreed to be paid by the Client, Client has requested and Attorneys have agreed to defend a compulsory counterclaim as defined in Paragraph 1.03. It is further agreed that the Attorneys Fee as set forth in Paragraph 3.01 shall not be offset, reduced nor affected by any credit, set off or judgment against client as a result of a counterclaim or an action against Client.

         2.07 If the Clients' case is tried and Attorneys' fees are awarded as a result of such trial, the Attorneys have the option, to be exercised by Attorneys in their sole judgment, to accept and be paid the Attorneys' fees awarded versus fees awarded above.


                           III. ASSIGNMENT OF INTEREST

         3.01 In consideration of Attorneys' services, the Client hereby conveys and assigns to Attorneys and agrees to pay to Attorneys an undivided interest in and to all of Client's legal claims and causes of action to the extent of the percentage set out in Paragraph 2.01.

         3.02 If there is any type of settlement whereby the client is to receive or be paid future payments, then the settlement will be reduced to present value, and the settlement will be arranged whereby there will be sufficient cash at the time of the settlement to pay the attorney's fees which will be figured on the present value of the total settlement including the present value of future payments. Such discounting will be computed at the market discount rate.


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         3.03 All sums due and to become due are payable at the office of
O'Quinn, Laminack & Pirtle in Harris County, Texas. Client hereby authorizes the Attorneys to endorse and negotiate any check, draft or negotiable instrument on behalf of the client, to deposit the same in Attorneys' trust account, and to distribute such funds pursuant to the terms of this Agreement.


                      IV. APPROVAL NECESSARY FOR SETTLEMENT

         4.01 No settlement of any nature shall be made without Client's approval, and Client agrees to make no settlement or offer of settlement without the approval of the Attorneys.

         4.02 Attorneys are hereby granted a power of attorney so that they may have full authority to prepare, sign and file all legal instruments, pleadings, drafts, authorizations, and papers as shall be reasonably necessary to conclude this representation including settlement and/or reducing to possession any and all monies or other things of value due to the Client under his claim as fully as the Client could so do in person. Attorneys are also authorized and empowered to act as Client's negotiator in any and all settlement negotiations concerning the subject of this Agreement.


                               V. REPRESENTATIONS

         5. It is understood and agreed that Attorneys cannot warrant or guarantee the outcome of the case and Attorneys have not represented to the Client that the Client will recover all or any of the funds so desired. Client realizes that Attorneys will be investigating the law and facts applicable to his claim on a continuing basis and should Attorneys learn something which in the opinion of Attorneys makes it impractical for Attorneys to proceed with the handling of Client's claim, then Attorneys may withdraw from further representation of Client by sending written notice to Client's last known address.


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                            VI. COOPERATION OF CLIENT

         6.01 Client agrees to cooperate with Attorneys at all times and too comply with all reasonable requests of Attorneys. Client further agrees to keep Attorneys advised of his/her whereabouts at all times, and to provide Attorneys with any change of address, phone number or business affiliation.

         6.02 Attorneys may, at their option, withdraw from the case and cease to represent the Client should Client fails to comply with any portion of this Agreement or should Attorneys or either of them decide that he or she cannot continue to be involved in this case. Such withdraw will be effective by mailing written notice to Client's last known address. Such withdraw on the part of Attorneys shall be consistent with the rules governing the attorney/client relationship promulgated by the State Bar of Texas.


                       VII. ASSOCIATION OF OTHER ATTORNEYS

         7. Attorneys may, at their own expense, use or associate other attorneys in the representation of the aforesaid claims of the Client. O'Quinn, Laminack & Pirtle is a limited liability partnership with a number of attorneys. Various of those attorneys may work on Client's case. The attorney in charge will be the attorney who signs at the end of this Agreement unless such is changed in writing. Client agrees that John M. O'Quinn, Richard N. Laminack & Thomas W. Pirtle are not personally representing Client by virtue of this contract.


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                            VIII. TEXAS LAW TO APPLY

         8.01 This Agreement shall be construed under and in accordance with the laws of the State of Texas, and the rights, duties and obligations of Client and of Attorneys regarding Attorneys' representation of Client and regarding anything covered by this Agreement shall be governed by the laws of the State of Texas. Any suit between Client and Attorneys or either of them regarding Attorneys' representation of Client or regarding anything covered by this agreement will be filed in a Court of competent jurisdiction in Harris County, Texas.

                                 IX. ARBITRATION

         9.01 Any and all disputes, controversies, claims or demands arising out of or relating to this Agreement or any provision hereof, the providing of services by Attorneys to Client, or in any way relating to the relationship between Attorneys and Client, whether in contract, tort or otherwise, at law or in equity, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. Any such arbitration proceeding shall be conducted in Harris County, Texas. This arbitration provision shall be enforceable in either federal or state court in Harris County, Texas pursuant to the substantive federal laws established by the Federal Arbitration Act. Any party to any award rendered in such arbitration proceeding may seek a judgment upon the award and that judgment may be entered by any federal or state court in Harris County, Texas having jurisdiction.

                            X. BANKRUPTCY PROVISIONS


                                XI. PARTIES BOUND

         11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representative, successors and assigns.

                             XII. LEGAL CONSTRUCTION

         12. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.


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                        XIII. PRIOR AGREEMENTS SUPERSEDED

         13. This Agreement constitutes the sole and only Agreement of the parties hereto and supersedes any prior understandings or written or oral agreement between the parties respecting the within subject matter.

         I certify and acknowledge that I have had the opportunity to read this Agreement. I further state that I have voluntarily entered into this Agreement fully aware of its terms and conditions.

         Signed and accepted this 14th day of June, 2002.



         JAGNOTES.COM, INC.                          O'QUINN, LAMINACK & PIRTLE



         By /s/ Gary Valinoti                        By /s/ Illegible
            -----------------                           -------------
            Gary Valinoti